  As filed with the Securities and Exchange Commission on November 12, 1997



                                                 Registration No. 333-26137
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------

                               Amendment No. 6 to
                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                          -----------------------------
                          PHYSICIANS QUALITY CARE, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                         8011                  04-3267297
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or       Classification Code Number)  Identification No.)
       organization)

                          950 Winter Street, Suite 2410
                          Waltham, Massachusetts 02154
                                 (617) 890-5560
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                     --------------------------------------

                                Jerilyn P. Asher
                Chief Executive Officer and Chairman of the Board
                          PHYSICIANS QUALITY CARE, INC.
                          950 Winter Street, Suite 2410
                          Waltham, Massachusetts 02154
                                 (617) 890-5560
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ------------------------------------
                                   Copies to:

                              Thomas E. Neely, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109
                                 (617) 526-6000

                 Approximate date of commencement of proposed
             sale to the public: As promptly as practicable after
                this Registration Statement becomes effective.

                       ---------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
                                                            --------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
                           --------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]


                       ---------------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               EXPLANATORY NOTE

        This Amendment No.6 to the Registration Statement is being filed solely for the purpose of filing Part II of the Registration Statement.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

       The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

         SEC Registration Fee....................................................................   $   4,800
         Blue Sky Fees and Expenses..............................................................       5,000
         Accounting Fees and Expenses............................................................     150,000
         Legal Fees and Expenses.................................................................     150,000
         Printing, Engraving and Mailing Expenses................................................      10,000
         Miscellaneous...........................................................................      29,200
                                                                                                     --------
                  Total..........................................................................   $ 350,000
                                                                                                     ========

--------------------

Item 14.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         Article SIXTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceedings (other than an action by or in the right of the Registrant) brought against such person by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful and (b) shall be indemnified by the Registrant against expenses (including attorneys' fees) and amounts paid in settlement reasonably incurred in connection with any action by or in the right of the Registrant if such person acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, such person shall be indemnified against all expenses (including attorneys' fees) reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceedings shall be advanced by the Registrant to a director or officer, at his or her request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

         Indemnification is required to be made unless the Registrant determines (in the manner provided in the Restated Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article SIXTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officer, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         The Registrant intends to purchase a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacity as directors or officers.

         Article FIFTH of the Registrant's Restated Certificate of Incorporation provides that, except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no directors of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

Item 15.  Recent Sales of Unregistered Securities

         The securities issued or sold by the Company since March 20, 1995, the date of inception, which were not registered under the Securities Act are listed below:

         (i) In May 1995, the Company issued to an accredited investor a Warrant to purchase 100,000 shares of Common Stock at $20,000 on or before December 31, 1995. The Warrant was not exercised.

         (ii) From June 30, 1995 through March 10, 1997, the Registrant has issued an aggregate of 726,586 options to purchase shares of Series A Common Stock under the Registrant's 1995 Equity Incentive Plan (the "1995 Plan") and 90,000 options outside the 1995 Plan. At March 31, 1997, options to purchase 574,836 shares of Class A Common Stock are outstanding under the 1995 Plan.

         (iii) On June 21, 1995, the Registrant issued an aggregate of 7,706,250 shares of the original common stock of the Company to its founders at a purchase price of $0.01 per share. In February 1996, 1,012,500 shares were reacquired as treasury stock and 6,693,750 shares were converted into Class A Common Stock on August 30, 1996.

         (v) In August 1996, the Company issued to certain accredited investors, which notes were converted to 402,301 shares of Common Stock.

         (vi) From June 30, 1995 through August 1, 1995, the Registrant issued an aggregate 1,666,151 shares of Series A Preferred Stock and Warrants to purchase 832,076 Series A Preferred Stock to accredited investors at a purchase price of $2.40 per share, which shares were subsequently converted into 1,666,151 shares of Class A Common Stock on August 30, 1996.

         (vii) On August 30, 1996, pursuant to an affiliation transaction with seven medical practices, the Registrant issued 2,592,245 shares of Class A Common Stock with a value of $2.50 per share, in consideration for such transaction.

         (viii) Between August 30, 1996 and December 10, 1996, in connection with a financing transaction with certain institutional investors, the Registrant issued 2,442,866 shares of Class B-1 Common Stock at a purchase price of $2.50 per share, 1,557,134 shares of the Class B-2 Common Stock at a purchase price of $2.50 per share, and warrants.

         (ix) On August 30, 1996, in connection with the sale of a convertible promissory note and warrant dated June 30, 1995, the Registrant issued 625,000 shares of Series A Common Stock to Offshore Health Industries, Inc. at a purchase price of $2.40 per share.

         (x) On August 30, 1996, in connection with a financing, the Registrant issued 402,300 shares of the Class A Common Stock to accredited investors at a purchase price of $2.50 per share and warrants to purchase 201,150 Class A Common Stock.

         (xi) On December 11, 1996, pursuant to affiliation transactions with medical practices, the Registrant issued 6,842,675 shares of Class A Common Stock and 400,000 options to purchase shares of Class A Common Stock, in consideration for such transactions.

         (xii) On December 31, 1996 and February 11, 1997, the Registrant issued a total of 614,000 shares of Class A Common Stock to investors at a purchase price of $2.50 per share.

         (x) On January 5, 1997, pursuant to an affiliation transaction with a medical practice, the Registrant issued 440,000 shares of Class A Common Stock with a value of $2.50 per share, in consideration for such transaction.

         (xi) On February 12, 1997, pursuant to affiliation transactions with medical practices, the Registrant issued 132,493 shares of Class A Common Stock with a value of $2.50 per share in consideration for such transaction.

         (xii) On February 14, 1997, pursuant to a Letter Agreement between the Registrant and Bankers Trust Investment Partners, Inc. ("BTIP") the Registrant issued 63,000 shares of Class B Common Stock to BTIP at a purchase price of $2.50 per share.

         (xiii) On April 18, 1997, the Registrant issued 600,000 shares of Series B Common Stock and warrants to purchase 865,500 shares of Class B Common Stock to the Bain Funds for $1.5 million in consideration.

         (xiv) On June 23, 1997 the Registrant issued 7,692,309 shares of Class C Common Stock and warrants to purchase 7,692,309 shares of Class C Common Stock to certain Institutional Investors at $3.25 per share.

         (xv) On June 30, 1997, the Registrant issued 667,800 shares of Class A Common Stock to certain accredited investors at a purchase price of $2.50 per share.

         The shares of capital stock issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) and Rule 152 under the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transaction. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16.  Exhibits

         (a)  Exhibits

Exhibit
   No.                                                  Description
-------                                                 -----------
3.1+                    Restated Certificate of Incorporation of the Registrant (as amended on June 23,
                        1997)
3.2+                    Amended and Restated By-Laws of the Registrant (as amended on June 19, 1997)
4.1+                    Specimen certificate for shares of Common Stock
4.2+                    Amended and Restated Class B Common Stock and Warrant Purchase
                        Agreement dated June 20, 1997, between the Registrant and each of the
                        Institutional Investors
4.3+                    Stockholders Agreement, dated August 30, 1996 (the "Stockholders Agreement), among the Registrant, the Institutional Investors, each Management Stockholder from time to time party thereto, each Physician Stockholder from time to time party thereto and other existing stockholders from time to time party thereto
4.4+                    Amendment No. 1 to Stockholders Agreement
4.5+                    Amendment No. 2 to Stockholders Agreement
4.6+                    Stockholders Agreement dated August 9, 1996 between the Registrant and certain
                        Springfield Stockholder Physicians.
4.7+                    Registration Rights Agreement dated August 9, 1996, by
                        and among the Registrant and certain Springfield Stockholder Physicians.
5.1+                    Opinion of Hale and Dorr LLP
10.1+                   1995 Equity Incentive Plan form of non-statutory stock option agreement
10.2+                   Management Agreement dated August 30, 1996, between the Registrant and Bain
                        Capital Partners V, L.P., a Delaware limited partnership
10.3+                   Lease dated November 1995 between Shorenstein Management, Inc. as trustee for
                        SRI Two Realty Trust and the Registrant
10.4+                   Lease dated December 9, 1996 between Steven M. Roberts, trustee of
                        Northernedge/Plant One Realty Trust and the Registrant
10.5+                   Maryland Full-Service Office Lease of Camden Yards North Warehouse dated
                        October 12, 1995, by and between the Maryland Stadium Authority and the
                        Registrant
10.6+                   Form of Merger Agreement dated December 11, 1996, among the Registrant, the
                        Flagship Affiliated Group and certain of the Flagship Stockholder Physicians and their practices.
10.7+                   Form of Asset Purchase Agreement dated December 11, 1996, among the
                        Registrant, the Flagship Affiliated Group and certain of the Flagship Stockholder
                        Physicians and their practices
10.8+                   Form of Affiliated Agreement dated December 11, 1996, among the Registrant, the Flagship Affiliated Group and certain of the Flagship Stockholder Physicians



Exhibit
   No.                                                    Description
-------                                                   -----------
10.9+                   Services Agreement dated December 11, 1996, between the Registrant and the
                        Flagship Affiliated Group (the "Flagship Service Agreement")
10.10+                  Form of Employment Agreement dated December 11, 1996, between the Flagship
                        Affiliated Group and each Flagship Stockholder Physician
10.11+                  Form of Shareholder Designation and Stock Transfer Agreement dated
                        December 11, 1996, among the Registrant, the Flagship Affiliated Group and the
                        Flagship Affiliated Group Stockholder, Laura M. Mumford, M.D.
10.12+                  Form of Merger Agreement among the Registrant, the Springfield Affiliated
                        Group and the Springfield Stockholder Physicians and their practices
10.13+                  Form of Asset Purchase Agreement among the Registrant, the Springfield
                        Affiliated Group and certain Springfield Stockholder Physicians
10.14+                  Form of Employment Agreement between the Springfield Affiliated Group and certain Springfield Stockholder Physicians, including General Terms and
                        Conditions of Employment for the Springfield Affiliated Group and Form of
                        Addendum thereto relating to the Springfield Stockholder Physicians
10.15+                  Form of Affiliation Agreement dated August 30, 1996, among the Registrant, the
                        Springfield Affiliated Group and the Springfield Stockholder Physicians
10.16+                  Services Agreement dated August 30, 1996, among the Registrant and the
                        Springfield Affiliated Group
10.17+                  Shareholder Designation and Stock Transfer Agreement dated August 9, 1996, among the Registrant, the Springfield Affiliated Group and the Springfield
                        Affiliated Group Stockholder, Jay Ungar, M.D.
10.18+                  Credit Agreement dated January 16, 1997 among the Registrant, Banker's Trust
                        Company, as Agent, and various lending institutions
10.19+                  Employment Agreement dated June 21, 1995 between the Registrant and Jerilyn
                        P. Asher, as amended in January 1996 and on August 30, 1996
10.20+                  Employment Agreement dated June 21, 1995 between the Registrant and Arlan F.
                        Fuller, M.D., as amended in January 1996
10.21+                  Office Building Lease dated March 18, 1997, by and between Harbor Court
                        Associates and the Registrant
10.22+                  Amended and Restated Services Agreement dated July   , 1997, among Flagship Health
                        II, P.A. ("Flagship II") and the Registrant
10.23+                  Agreement dated July 31, 1997 by and among the Registrant, Flagship, Flagship II and the Stockholders and Optionholders of Clinical Associates
10.24+                  Merger Agreement dated July 31, 1997, between the Registrant, Flagship II, Clinical
                        Associates and the Stockholders and Optionholders of Clinical Associates.
10.25+                  Amendment to the Management Agreement (Exhibit 10.2)
11.1+                   Statement regarding computation of earnings per share
21.1+                   Subsidiaries of the Registrant
23.1+                   Consent of Hale and Dorr LLP (contained in Exhibit 5.1)
23.2+                   Consent of Ernst & Young LLP, Independent Auditors
23.3+                   Consent of Scheiner, Mister & Grandizio, P.A., Independent Auditors
24.1+                   Power of Attorney (See Page II-7 to Registration Statement as originally filed)
27+                     Financial Data Schedule

 ............................
+ Previously filed.

Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                  (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Waltham, Commonwealth of Massachusetts, on the 12th day of November, 1997.

                                    PHYSICIANS QUALITY CARE, INC.



                                     By: /s/ Jerilyn P. Asher
                                        --------------------------------------
                                        Jerilyn P. Asher
                                        Chief Executive Officer, Secretary and
                                        Chairman of the Board



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                                     Title                                     Date
           ---------                                     -----                                     ----

/s/ Jerilyn P. Asher                           Chief Executive Officer, Secretary                 November 12, 1997
-----------------------------------            and Chairman of the Board
         Jerilyn P. Asher                      (Principal Executive Officer)

/s/ Samantha J. Trotman                        Chief Financial Officer                            November 12, 1997
-----------------------------------            (Principal Financial and
        Samantha J. Trotman                    Accounting Officer)

                *                              President and Director                             November 12, 1997
-----------------------------------
        Dana Frank, M.D.

                *                              Executive Vice President, Medical                  November 12, 1997
-----------------------------------            Affairs and Director
     Arlan F. Fuller, Jr., M.D.

                *                                          Director                               November 12, 1997
-----------------------------------
      Alphonse Calvanese, M.D.

                *                                          Director                               November 12, 1997
-----------------------------------
         Leslie Fang, M.D.

                *                                          Director                               November 12, 1997
-----------------------------------
       Stephen G. Pagliuca

           Signature                                       Title                                     Date
           ---------                                       -----                                     ----


               *                                          Director                                November 12, 1997
 --------------------------------
           Marc Wolpow

               *                                          Director                                November 12, 1997
---------------------------------
          Ira Fine, M.D.

                                                          Director                                November 12, 1997
---------------------------------
       Timothy T. Weglicki


*By Jerilyn P. Asher
 Attorney-in-Fact

 /s/ Jerilyn P. Asher
---------------------------------
Jerilyn P. Asher

                                     II-8